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                                                                    EXHIBIT 99.J



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report dated December 8, 2000 on the financial statements and financial highlights of Harbor Growth Fund, Harbor International Growth Fund, Harbor Capital Appreciation Fund, Harbor International Fund II, Harbor International Fund, Harbor Value Fund, Harbor Bond Fund, Harbor Short Duration Fund, and Harbor Money Market Fund, the portfolios of Harbor Fund, in Post-Effective Amendment No. 32 to the Registration Statement (Form N-1A, No. 33-5852).



                                                ERNST & YOUNG LLP



Boston, Massachusetts
April 19, 2001